Filed Pursuant to Rule 424(b)(5)
File No. 333-136147

PROSPECTUS SUPPLEMENT
(To prospectus dated August 24, 2006)

Up to 3,000,000 Shares of Common Stock

We have entered into a sales agreement with Cantor Fitzgerald & Co. relating to shares of common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the sales agreement, we may offer and sell up to 3,000,000 shares of our common stock from time to time through Cantor Fitzgerald & Co., as our agent for the offer and sale of the shares of common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “EDR.” The last reported sale price of our common stock on the New York Stock Exchange on May 10, 2007 was $14.01 per share.

Sales of shares of common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, including sales made directly on the New York Stock Exchange or sales made to or through a market maker other than on an exchange.

Cantor Fitzgerald & Co. will be entitled to compensation equal to 2 1/4% of the gross sales price per share for the first 500,000 shares sold under the sales agreement and 2% of the gross sales price per share for any additional shares of common stock sold under the sales agreement. In connection with the sale of the shares of common stock on our behalf, Cantor Fitzgerald & Co. may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation of Cantor Fitzgerald & Co. may be deemed to be underwriting commissions or discounts.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully read the discussion of material risks of investing in our shares on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2006, as amended, which is incorporated herein by reference, and in our periodic reports and other information that we file from time to time with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor Fitzgerald & Co.

The date of this prospectus supplement is May 11, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that Education Realty Trust, Inc. (referred to as “EDR,” “we,” “us,” “our,” or the “Company”) has filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. This document consists of two parts. The first part is this prospectus supplement, which adds or updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the common stock offered hereby. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference, the information in this prospectus supplement shall control. You should read both this prospectus supplement and the accompanying prospectus together with additional information described under the heading “Where You Can Find More Information” and incorporated by reference in this prospectus supplement and the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into this prospectus supplement and the accompanying prospectus are accurate as of any date other than their respective dates. Our business, financial condition, results operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Also, when we use any of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions, we are making forward-looking statements. These statements include, but are not limited to, statements about anticipated market conditions, expected growth rates of revenues and expenses, planned asset dispositions, disposition pricing, planned acquisitions and developments, property financings, expected interest rates and planned capital expenditures. All of the foregoing factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time that could adversely affect our business. It is not possible for us to predict all of the factors that may from time to time affect our business or to assess the potential impact of each such factor.

You are advised to carefully read the section of the accompanying prospectus entitled “Risk Factors” and the information under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report filed on Form 10-K and under the captions “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Part II under “Item 1A. Risk Factors” (or similar captions) in our quarterly reports on Form 10-Q, and as described in our other filings with the SEC for a more in depth discussion of the material risks to our business.

USE OF PROCEEDS

We expect to use the net proceeds from any sales of shares of common stock resulting from this prospectus supplement for general corporate purposes, which may from time to time include funding or partially funding acquisitions or development of student housing communities, the improvement of student housing communities, the repayment of debt or to fund the payment of dividends to our shareholders.

PLAN OF DISTRIBUTION

Upon written instructions from us, Cantor Fitzgerald & Co. will use its commercially reasonable efforts consistent with its sales and trading practices, to solicit offers to purchase shares of our common stock under the terms and subject to the conditions set forth in the sales agreement. Cantor Fitzgerald & Co.’s solicitation will continue until we instruct Cantor Fitzgerald & Co. to suspend the solicitations and offers. We will instruct Cantor Fitzgerald & Co. as to the amount of common stock to be sold by Cantor Fitzgerald & Co. We may instruct Cantor Fitzgerald & Co. not to sell common stock if the sales cannot be effected at or above the price designated by us in any instruction. We or Cantor Fitzgerald & Co. may suspend the offering of common stock upon proper notice and subject to other conditions.

Cantor Fitzgerald & Co. will provide written confirmation to us no later than the opening of the trading day on the New York Stock Exchange following the trading day in which shares of our common stock are sold under the sales agreement. Each confirmation will include the number of shares sold on the preceding day, the net proceeds to us and the compensation payable by us to Cantor Fitzgerald & Co. in connection with the sales.

We will pay Cantor Fitzgerald & Co. commissions for its services in acting as agent in the sale of common stock. Cantor Fitzgerald & Co. will be entitled to compensation equal to 2 1/4% of the gross sales price per share for the first 500,000 shares sold under the sales agreement and 2% of the gross sales price per share for any additional shares of common stock sold under the sales agreement. We estimate that the total expenses for the offering, excluding compensation payable to Cantor Fitzgerald & Co. under the terms of the sales agreement, will be approximately $276,000.

Settlement for sales of common stock will occur on the third business day following the date on which any sales are made, or on some other date that is agreed upon by us and Cantor Fitzgerald & Co. in connection with a particular transaction, in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sale of the common stock on our behalf, Cantor Fitzgerald & Co. may, and will with respect to sales effected in an “at the market offering,” be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation of Cantor Fitzgerald & Co. may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Cantor Fitzgerald & Co. against certain civil liabilities, including liabilities under the Securities Act. We have also agreed to reimburse Cantor Fitzgerald & Co. for other specified expenses.

The offering of shares of our common stock pursuant to the sales agreement will terminate upon the earlier of (1) the sale of all common stock subject to the agreement, whether by Cantor Fitzgerald & Co. or any other agent pursuant to an “at the market offering” or (2) termination of the sales agreement. The sales agreement may be terminated by us in our sole discretion at any time by giving notice to Cantor Fitzgerald & Co. Cantor Fitzgerald & Co. may terminate the sales agreement under the circumstances specified in the sales agreement and in its sole discretion at any time following a period of twelve months from the date of the sales agreement by giving notice to us.

In no event will the maximum discount to be received by any NASD member in connection with this offering exceed 10%. The maximum reimbursement to any NASD member for bona fide due diligence expenses incurred in connection with this offering will not exceed 0.5%.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus supplement and certain other matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled “Federal Income Tax Considerations” is based on the opinion of Bass, Berry & Sims PLC, Memphis, Tennessee. Certain legal matters in connection with this offering will be passed upon for Cantor Fitzgerald & Co. by DLA Piper US LLP.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Place Portfolio Lessee, LLC as of and for the year ended December 31, 2006 incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K have been audited by Windham Brannon, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the completion of this offering.

•	Annual Report on Form 10-K, as amended, for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Current Report on Form 8-K filed on January 4, 2007;

•	Current Report on Form 8-K filed on May 11, 2007; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on January 25, 2005.

You may request a copy of these filings, at no cost (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus supplement or the accompanying prospectus), by writing or calling us at the following address: Education Realty Trust, Inc., Investor Relations Manager, 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117 or by calling 901-259-2500.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Our SEC filings are available to the public at the Internet website maintained by the SEC at http://www.sec.gov. We also make available free of charge through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as the definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our Internet website address is www.educationrealty.com. The information located on, or connected to, our website is not, and shall not be deemed to be, a part of this prospectus supplement or the accompanying prospectus or incorporated into any other filings that we make with the SEC. You may also inspect the information that we file with the NYSE at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: Education Realty Trust, Inc., Investor Relations Manager, 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117 or by calling 901-259-2500.

PROSPECTUS
$250,000,000
Debt Securities
Preferred Stock
Common Stock
Depositary Shares

     From time to time, we may offer to sell common stock, preferred stock, debt securities or depositary shares under this prospectus. The total offering price of these securities will not exceed $250,000,000 in the aggregate. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus that contains specific information about the offering and the terms of the securities. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement. Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “EDR.”
     We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
     No person may own more than 9.8% of the total value, number or voting power, whichever is more restrictive, of our outstanding capital stock, unless our Board of Directors waives this limitation.

Investing in our securities involves risks. Before buying our securities, you should refer to the risk factors included in our most recent Annual Report on Form 10-K under “Item 1.A Risk Factors” and the risk factors included in our periodic reports, in prospectus supplements relating to specific offerings and in other information filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2006.

     You should only rely on the information contained or incorporated by reference in this prospectus and in a prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that Education Realty Trust, Inc. (referred to as “we,” “us,” “our,” or the “company”), has filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any applicable supplement together with additional information described under the heading “Where You Can Find More Information” and incorporated by reference either in this prospectus or any prospectus supplement.
THE COMPANY
     Education Realty Trust, Inc. is a self-managed and self-advised real estate investment trust, or REIT, organized in July 2004 to acquire, own and manage high quality student housing communities located near university campuses. We were formed to continue and expand upon the student housing business of Allen & O’Hara, Inc., or the “EDR Predecessor,” a company with over 40 years of experience as an owner, manager and developer of student housing. From 1964 through 2004, the EDR Predecessor owned and operated 26 student housing communities located in 13 states containing over 16,000 beds and managed a total of 67 communities located in 21 states containing approximately 36,000 beds at 47 universities.
     As of June 30, 2006, we owned 40 off-campus student housing communities located in 17 states containing 26,019 beds in 7,953 apartment units located near 32 universities. As of June 30, 2006, we provided third-party management services for 19 student housing communities located in 11 states containing 10,400 beds in 3,374 apartment units at 15 universities. We also provide third-party development consulting services as requested by our clients. Our principal executive offices are located at 530 Oak Court Drive, Memphis, Tennessee 38117 and our telephone number is (901) 259-2500.
     Our owned student housing communities typically have the following characteristics:
•	located in close proximity to university campuses (within two miles);

•	average age of approximately six years;

•	designed specifically for students with modern unit plans and amenities; and

•	supported by our long-standing Community Assistant program and other student-oriented activities and services that enhance the college experience.
RISK FACTORS
     Investment in our securities involves risk. Before acquiring any securities offered pursuant to this prospectus or any prospectus supplement, you should carefully consider the risks and information contained in, or incorporated by reference, in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks of an investment in our Company set forth under the caption “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report on Form 10-K and under the caption “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission, or SEC. The occurrence of any of these risks might cause you to lose all or a part of your investment in our securities. Please also refer to the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS
     This document, including the documents incorporated by reference into this document, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Such forward-looking statements include, without limitation, statements concerning our anticipated capital expenditures required to complete projects, amounts of anticipated cash distributions to our stockholders in the future and other matters. These forward-looking statements are not historical facts but are the intent, belief or current expectations of our management based on their knowledge and understanding of the business and industry. Examples of forward-looking statements also include statements regarding our expectations, beliefs, plans, goals, objectives and future financial or other performance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made; and, except to fulfill our obligations under the United States securities laws, we undertake no obligation to update any such statement to reflect events or circumstances after the date on which it is made.
     All of the foregoing factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time that could adversely affect our business. It is not possible for us to predict all of the factors that may from time to time affect our business or to assess the potential impact of each such factor. You are advised to read carefully the section of this prospectus entitled “Risk Factors” and the information under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent annual report filed on Form 10-K and under the captions “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Part II under “Item 1A. Risk Factors” in our quarterly reports on Form 10-Q, and as described in our other filings with the SEC for a more in depth discussion of the material risks to our business.
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
     Our consolidated ratios of earnings to fixed charges for the six months ended June 30, 2006 and the years ended December 31, 2001, 2002, 2003, 2004, and 2005 are set forth below. Information presented for periods prior to January 31, 2005, the date of our initial public offering, relate to our predecessor. For purposes of calculating the ratio of earnings to fixed charges, earnings consists of income before taxes, minority interest, and equity in earnings of equity investees, plus fixed charges less capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of premiums, discounts, and deferred financing costs related to debt and an estimate of the interest component of rent expense.

	Twelve Months Ended December 31,					Six Months
						Ended
	2001	2002	2003	2004	2005	June 30, 2006
Ratio of earnings to fixed charges	1.43	1.02	1.07	1.10	—	—
     For the year ended December 31, 2005 and the six months ended June 30, 2006 fixed charges exceeded earnings by $16,068 and $3,702, respectively.
USE OF PROCEEDS
     Unless otherwise described in a prospectus supplement, we will contribute the net proceeds of any sale of the offered securities to our operating partnership in exchange for units of limited partnership interest having characteristics similar to those of the offered securities and our operating partnership will use the net proceeds for general corporate purposes, which may include the acquisition or development of student housing communities, the improvement of student housing communities and the repayment of debt.

DESCRIPTION OF CAPITAL STOCK
General
     We were formed under the laws of the State of Maryland. Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following is a summary of the material provisions of our capital stock.
Authorized Stock
     Our charter provides that we may issue up to 200,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. In addition, our charter provides that our board of directors, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have authority to issue. As of June 30, 2006, there were 26,514,099 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Common Stock
     Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive distributions on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.
     Subject to the provisions of our charter regarding the restrictions on transfer of stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal distribution, liquidation and other rights.
     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for a lesser percentage for these matters. Therefore, except for certain charter amendments, any such action will be effective and valid if declared advisable by our board of directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. In addition, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to merge or sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

     Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.
Preferred Stock
     Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any unissued shares of common stock and any previously classified but unissued shares of preferred stock of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. If we offer shares of preferred stock, the applicable prospectus supplement will describe each of the following terms that may be applicable in respect of any preferred stock offered and issued pursuant to this prospectus:
•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any maturity date;

•	any mandatory or optional redemption or repayment dates and terms or sinking fund provisions;

•	any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•	any rights to convert the preferred stock into other securities or rights, including a description of the securities or rights into which such preferred stock are convertible (which may include other shares of preferred stock) and the terms and conditions upon which such conversions will be effected, including, without limitation, conversion rates or formulas, conversion periods and other related provisions;

•	the place or places where dividends and other payments with respect to the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining our qualification as a REIT under the Internal Revenue Code of 1986, as amended.
     Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock
     We believe that the power of our board of directors, without stockholder approval, to amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.
Restrictions on Ownership and Transfer
     In order for us to qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).
     Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the most restrictive of the number, voting power, or value of shares of our capital stock outstanding or (ii) 9.8% of the most restrictive of the number, voting power or value of our outstanding stock. We refer to this restriction as the “ownership limit.”
     The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding capital stock and thereby subject that capital stock to the ownership limit.

     Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders who would not be treated as “individuals” for purposes of the Code if it obtains such representations and undertakings as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of shares of our stock will violate the ownership limit and such stockholders do not and represent that they will not own, actually or constructively, an interest in any tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest in such tenant. Such stockholders must also agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to a charitable trust.
     As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.
     In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities. The decreased ownership limit will not be effective for any person or entity whose percentage ownership in our stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our stock equals or falls below the decreased ownership limit, but any further acquisition of our stock in excess of such percentage ownership of our stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.9% of the value of our outstanding stock.
     Our charter further prohibits:
•	any person from actually or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
     Pursuant to our charter, any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. In addition, if any purported transfer of our stock or any other event would result in any person violating the ownership limit or our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then the number of shares in excess of the ownership limit or causing the violation (rounded to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. However, in the event that the transfer to the trust would not be effective for any reason to prevent the violation, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) as to the number of shares in excess of the ownership limit or causing the violation. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. The purported owner will have no rights to the shares held by the trustee. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the charitable beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary.
     Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.
     Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.
     If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or other restrictions. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the charitable beneficiary.
     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of our outstanding stock must give written notice to us within 30 days after the end of each taxable year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.
     All certificates representing shares of our stock bear a legend referring to the restrictions described above.
     These ownership limits could delay, defer or prevent a transaction or a change of control of our Company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.
Material provisions of Maryland law and of our charter and bylaws
     The following is a summary of certain provisions of Maryland law and of our charter and bylaws. See “Where you can find more information.”
     The Board of Directors. Our bylaws provide that the number of directors of our Company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL (generally, one) nor more than 15. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which such vacancy occurred.
     Pursuant to our charter, each member of our board of directors will serve one year terms, with each current director serving until the 2007 annual meeting of stockholders and until their respective successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders at which our board of directors is elected, the holders of a majority of the shares of our common stock will be able to elect all of the members of our board of directors. Moreover, our charter permits our stockholders to remove a director , but only for cause, upon the affirmative vote of a majority of the shares of our common stock entitled to vote on any such proposal.
     Business Combinations. Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates. Maryland law defines an interested stockholder as:
•	any person who beneficially owns 10% or more of the voting power of our voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.
A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
     After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.
These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
     The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.
     Our board of directors has by resolution exempted any business combination between the corporation and our officers and directors from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of our officers and directors unless our board later resolves otherwise. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute.
     Control Share Acquisitions. The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock and, consequently, the applicability of the control share acquisitions unless we later amend our bylaws to modify or eliminate this provision.
     Subtitle 8. Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling by stockholders of a special meeting of stockholders.
Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) vest in the board the exclusive power to fix the number of directorships and (b) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to call a special meeting. We have elected to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the board.

     Amendment to our charter. Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter, other than amendments to provisions relating to the removal of directors, which must be declared advisable by our board of directors and approved by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.
     Dissolution of our Company. The dissolution of our Company must be declared advisable by a majority of the entrie board of directors and approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.
     Advance notice of director nominations and new business. Our bylaws provide that:
•	with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:
•	pursuant to our notice of the meeting;

•	by, or at the direction of, a majority of our board of directors; or

•	by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting and has complied with the advance notice procedures set forth in our bylaws;
•	with respect to special meetings of stockholders, only the business specified in our Company’s notice of meeting may be brought before the meeting of stockholders, unless otherwise provided by law; and

•	nominations of individuals for election to our board of directors at any annual or special meeting of stockholders may be made only:
•	by, or at the direction of, our board of directors; or

•	by a stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting and has complied with the advance notice provisions set forth in our bylaws, provided that our board of directors has determined that directors shall be elected at such meeting.
     Anti-takeover effect of certain provisions of Maryland law and of our charter and bylaws. The business combination provisions of the MGCL, the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest. Likewise, if our board of directors resolves to avail the corporation of any of the provisions of Subtitle 8 of Title 3 of the MGCL not currently applicable to us or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.
     Indemnification and limitation of directors’ and officers’ liability. Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
     The MGCL requires a corporation unless its charter provides otherwise, which our charter does not, to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:
•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not, and our Company will not, indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to, and our Company will, advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•	a written affirmation by the director or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
     Our charter authorizes us to obligate our Company and our bylaws obligate us, to the fullest extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.
     Our bylaws also authorize us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.
     The partnership agreements of our Operating Partnership and University Towers Partnership provide that we, as general partner of our Operating Partnership and University Towers Partnership, and our officers and directors are indemnified to the fullest extent permitted by law.
     We have entered into indemnification agreements with each of our executive officers and directors.
     Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act of 1933, referred to herein as the “Securities Act,” the Securities and Exchange Commission has indicated that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF DEBT SECURITIES
     The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.
     The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds and/or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.
     The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.
General
     We will describe in each prospectus supplement the following terms relating to a series of debt securities:
•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;

•	the maturity date;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.
Conversion or Exchange Rights
     We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.
Consolidation, Merger or Sale
     The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.
Events of Default Under the Indentures
     The following are events of default under the indentures with respect to any series of debt securities that we may issue:
•	if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.
     If an event of default with respect to debt securities of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.
     The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

     Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:
•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
     A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:
•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.
     These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.
     We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.
Modification of Indenture; Waiver
     We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:
•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.
     In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:
•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.
Discharge
     Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:
•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.
     In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.
Form, Exchange and Transfer
     We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of the Securities” for a further description of the terms relating to any book-entry securities.
     At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
     Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
     We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
     If we elect to redeem the debt securities of any series, we will not be required to:
•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.
Information Concerning the Debenture Trustee
     The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.
Payment and Paying Agents
     Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
     We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
     All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Governing Law
     The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of Maryland, except to the extent that the Trust Indenture Act is applicable.
Subordination of Subordinated Notes
     The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.
DESCRIPTION OF DEPOSITARY SHARES
General
     We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock (“Depositary Shares”). In such event, we will issue to the public receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular series of preferred stock as described below.
     The shares of any series of preferred stock represented by Depositary Shares will be deposited under a Deposit Agreement (the “Deposit Agreement”) between us and the depositary named in the applicable prospectus supplement (the “Depositary”). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such Depositary Share, to all the rights and preferences of our preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).
     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (“Depositary Receipts”). Depositary Receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. If Depositary Shares are issued, copies of the forms of Deposit Agreement and Depositary Receipt will be incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.
     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon our written order, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at our expense.
Dividends And Other Distributions
     The Depositary will distribute all cash dividends or other cash distributions received in respect of our preferred stock to the record holders of Depositary Shares relating to such preferred stock in proportion to the number of such Depositary Shares owned by such holders. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and the balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.
     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.
     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of our preferred stock shall be made available to the holders of Depositary Shares.
Redemption Of Depositary Shares
     If a series of preferred stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of preferred stock held by the Depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of preferred stock. Whenever we redeem shares of preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of preferred stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.
     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the money, securities or other property payable upon such redemption and any money, securities or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

Voting Our Preferred Stock
     Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such preferred stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for our preferred stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by such Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary may abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of Depositary Shares representing such preferred stock.
Amendment And Termination Of The Depositary Agreement
     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The Deposit Agreement may be terminated by us or the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution in respect of our preferred stock in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of Depositary Receipts.
Charges Of Depositary
     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of our preferred stock and any redemption of our preferred stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.
Miscellaneous
     The Depositary will forward to holders of Depository Receipts all reports and communications from the Company that are delivered to the Depositary and that we are required to furnish to holders of preferred stock.
     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.
Resignation And Removal Of The Depositary
     The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Restrictions On Ownership
     The Deposit Agreement will contain provisions restricting the ownership and transfer of Depositary Shares. Such restrictions will be described in the applicable prospectus supplement and will be referenced on the applicable Depositary Receipts.
LEGAL OWNERSHIP OF THE SECURITIES
     We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.
Book-Entry Holders
     We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
     Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.
     As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.
Street Name Holders
     We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders
     Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.
Special Considerations for Indirect Holders
     If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:
•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.
Global Securities
     A global security is a security held by a depositary which represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms.
     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, known as DTC, will be the depositary for all securities issued in book-entry form.
     A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “— Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

     If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.
Special Considerations for Global Securities
     As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
     If securities are issued only in the form of a global security, an investor should be aware of the following:
•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	The depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.
Special Situations when a Global Security will be Terminated
     In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

     The global security will terminate when the following special situations occur:
•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
     The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the prospectus supplement. When a global security terminates, the depositary (not the Company or any applicable trustee), is responsible for deciding the names of the institutions that will be the initial direct holders.
FEDERAL INCOME TAX CONSIDERATIONS
     This section summarizes the federal income tax issues that you may consider relevant in acquiring our securities. Our counsel, Bass, Berry & Sims PLC, has reviewed this summary and is of the opinion that it describes the federal income tax considerations that are likely to be material to a holder of our securities. The discussion contained herein does not purport to deal with all aspects of taxation that may be relevant to prospective purchasers in light of their personal investment or tax circumstances, or to prospective purchasers who are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons liable for the alternative minimum tax, persons holding our common stock through partnerships, S corporations or other pass through entities, foreign corporations and persons who are not citizens or residents of the United States.
     The statements in this section are based on the current federal income tax laws governing qualification as a REIT as of the date of this prospectus. We cannot assure you that new laws, interpretations thereof, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
     We urge you to consult your own tax advisor regarding the specific tax consequences to you of investing in our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such investment and election, and regarding potential changes in applicable tax laws.
Taxation of EDR
     Education Realty Trust elected to be taxed as a REIT for its taxable year ended December 31, 2005. We believe that we have operated in a manner intended to qualify as a REIT since our election to be a REIT and we intend to continue to operate in such a manner. In the opinion of Bass, Berry & Sims PLC, Education Realty Trust qualified to be taxed as a REIT for its taxable year ended December 31, 2005, and its current and proposed method of operation will enable it to continue to so qualify for the taxable year ending December 31, 2006 and in the future. Investors should be aware that opinions of counsel are not binding on the Internal Revenue Service or a court, and there cannot be any assurance that the Internal Revenue Service or a court will not take a contrary position. It also must be emphasized that counsel’s opinion is based on various assumptions and is conditioned upon numerous representations made by us as to factual matters, including representations regarding the nature of our assets and income and the future conduct of our business. Moreover, the Company’s taxation and qualification as a REIT depend upon its ability to meet on a continuous basis the annual operating results, asset ownership tests, distribution requirements, diversity of stock ownership and the various other qualification tests imposed by the Code described below. Bass, Berry & Sims PLC will not review Education Realty Trust’s compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the Company has operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Pursuant to our charter, our board of directors has the authority to make any tax elections on our behalf that, in its sole judgment, are in our best interest. This authority includes the ability to elect not to qualify as a REIT for federal income tax purposes or, after qualifying as a REIT to revoke or otherwise terminate our status as a REIT. Our board of directors has the authority under our charter to make these elections without the necessity of obtaining the approval of our stockholders. In addition, our board of directors has the authority to waive any restrictions and limitations contained in our charter that are intended to preserve our status as a REIT during any period in which our board of directors has determined not to pursue or preserve our status as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex. The following discussion sets forth only the material aspects of those laws. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and related administrative and judicial interpretations thereof.
     Although REITs continue to receive substantially better tax treatment than entities taxed as corporations, it is possible that future legislation would cause a REIT to be a less advantageous tax status for companies that invest in real estate, and it could become more advantageous for such companies to elect to be taxed for federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the ability, under certain circumstances, to elect not to qualify us as a REIT or, after we have qualified as a REIT, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and to all investors and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.
     If Education Realty Trust qualifies as a REIT, it generally will not be subject to federal income tax on the taxable income that it distributes to its stockholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and stockholder levels) that generally results from an investment in a C corporation. A C corporation generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. Even if we qualify as a REIT, however, we will be subject to federal tax in the following circumstances:
•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

•	Under some circumstances, we will be subject to alternative minimum tax.

•	We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) held primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•	If we have net income from prohibited transactions (which are, in general, sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), that income will be subject to a 100% tax.

•	If we fail to satisfy either of the 75% or 95% Income Tests (discussed below) but have nonetheless maintained our qualification as a REIT because applicable conditions have been met, we will be subject to a 100% tax on an amount equal to (i) the greater of the amount by which we fail the 75% or 95% Income Test, multiplied by (ii) a fraction calculated to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

•	Education Realty Trust may elect to retain and pay income tax on its net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of Education Realty Trust’s undistributed long-term capital gain and would receive a credit or refund for its proportionate share of the tax Education Realty Trust paid.

•	If we acquire any asset from a C corporation ( i.e. , a corporation generally subject to corporate-level tax) in which the basis of the asset in our hands is determined by reference to the basis in the hands of the C corporation and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gains may be subject to tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service.

•	If we receive non-arm’s length income from one of our taxable REIT subsidiaries (as defined below under “—Requirements for Qualification as a REIT—Asset Tests”), we will be subject to a 100% tax on the amount of our non-arm’s length income.

•	If we fail any of the asset (other than a de minimis failure of the 5% asset test or the 10% vote or value test), as described below under “—Requirements for Qualification—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and file a schedule with the Internal Revenue Service describing the assets that caused the failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.

•	If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than the gross income tests and the asset tests, we will be required to pay a penalty of $50,000 for each such failure.
Taxable REIT Subsidiaries
     A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.
     We have made a TRS election for our management company. A limited liability company that has one owner is not treated as an entity separate from its owner for federal income tax purposes absent an affirmative election to be taxed as a corporation. Our management company will be the sole owner of our development company, which is a limited liability company. Additionally, our development company does not intend to elect to be taxed as a corporation. Accordingly, all assets, operations and income of our development company will, for federal income tax purposes be deemed to be owned, carried on or earned by our management company.
     A TRS is subject to federal income tax at regular corporate rates (maximum rate of 35%) and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either (i) to us if we do not pay the dividends received to our stockholders as dividends, or (ii) to our stockholders if we do pay out the dividends received to our stockholders. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Requirements for Qualification as a REIT—Asset Tests” that generally precludes ownership of more than 10% (by vote or value) of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets, and we intend, to the extent necessary, to limit the activities of our management company and development company or take other actions necessary to satisfy the 20% value limit. We cannot, however, assure that we will always satisfy the 20% value limit or that the Internal Revenue Service will agree with the value we assign to our management company (including the value of our development company) and any other TRS we own an interest in.

     We may engage in activities indirectly though a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a TRS for providing services that are non-customary, such as food services, cleaning, transportation, security and, in some cases, parking and services to unrelated parties (such as our third-party development and management services) that might produce income that does not qualify under the gross income tests described below. We might also hold certain properties in our management company or development company if we determine that the ownership structure of such properties may produce income that would not qualify for purposes of the REIT income tests described below. We may also use TRS subsidiaries to satisfy various lending requirements with respect to special purpose bankruptcy remote entities.
Requirements for Qualification
     In order for us to qualify, and continue to qualify, as a REIT, we must meet, and we must continue to meet, the requirements discussed below relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping.
Organizational Requirements
     A REIT is a corporation, trust, or unincorporated association that meets the following requirements:
(1)	it is managed by one or more trustees or directors;

(2)	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	it would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws;

(4)	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5)	at least 100 persons are beneficial owners of its shares or ownership certificates;

(6)	not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of any taxable year;

(7)	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8)	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

(9)	it meets certain other qualification tests, described below, regarding the nature of its income and assets.

     Education Realty Trust must meet requirements (1) through (4) during its entire taxable year and must meet requirement (5) during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If Education Realty Trust complies with all the requirements for ascertaining the ownership of its outstanding shares in a taxable year and has no reason to know that it violated requirement (5), it will be deemed to have satisfied requirement (5) for such taxable year. For purposes of determining share ownership under requirement (6), an “individual” generally includes pension funds and other specified tax-exempt entities, except that a “look through” exception applies with respect to pension funds.
     Education Realty Trust believes that it has issued sufficient common stock with sufficient diversity of ownership to satisfy requirements (5) and (6) set forth above. In addition, Education Realty Trust’s charter contains restrictions on the ownership and transfer of the common and preferred stock which are intended to assist Education Realty Trust in continuing to satisfy the ownership requirements described in (5) and (6) above. The provisions of the charter restricting the ownership and transfer of the common and preferred stock are described in “Description of Capital Stock — Restrictions on Ownership and Transfer.”
     Education Realty Trust currently has 18 corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and which does not elect to be a taxable REIT subsidiary (defined above). Thus, in applying the requirements described herein, any “qualified REIT subsidiary” of Education Realty Trust will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as assets, liabilities, and items of income, deduction, and credit of Education Realty Trust.
     In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, Education Realty Trust’s proportionate share of the assets, liabilities, and items of income of our Operating Partnership, and of any other partnership in which Education Realty Trust has acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), are treated as assets and gross income of Education Realty Trust for purposes of applying the various REIT qualification requirements. If a partnership or limited liability company in which we own an interest takes or expects to take actions which could jeopardize our status as a REIT, or requires us to pay tax, we may be forced to dispose of our interest in that entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action within a period of time which would allow us to dispose of our interest in the respective entity or take other corrective action on a timely basis. In such a case, we would fail to qualify as a REIT.
Gross Income Tests
     Education Realty Trust must satisfy two gross income tests annually to maintain its qualification as a REIT. First, at least 75% of its gross income for each taxable year must consist of defined types of income that it derives, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of the 75% gross income test includes, but is not limited to:
•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	gain from the sale of real estate assets; and

•	dividends or other distributions on and gain from the sale of shares in other REITs.

     Second, at least 95% of its gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing. Gross income from Education Realty Trust’s sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator of both income tests. For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that Education Realty Trust enters into to hedge indebtedness incurred, or to be incurred, to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). Education Realty Trust will monitor the amount of its nonqualifying income and will manage its portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of these tests to Education Realty Trust.
     Rents from Real Property. Rent that Education Realty Trust receives from real property that it owns and leases to its residents will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:
•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales;

•	Second, neither Education Realty Trust nor a direct or indirect owner of 10% or more of its stock may own, actually or constructively, 10% or more of a tenant from whom it receives rent, other than a TRS with respect to which certain other requirements are met;

•	Third, none of the rent attributable to personal property leased in connection with a lease of real property will qualify as “rents from real property” if the rent attributable to the personal property exceeds 15% of the total rent received under the lease; and

•	Fourth, Education Realty Trust generally must not operate or manage its real property or furnish or render non-customary services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom Education Realty Trust does not derive revenue. An independent contractor is any person who does not own, directly or indirectly, more than 35% of the REIT’s stock and in which not more than 35% interest is owned, directly or indirectly, by one or more person also owning 35% or more of the REIT. However, Education Realty Trust need not provide services through an “independent contractor,” but instead may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, Education Realty Trust may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as its income from the services does not exceed 1% of its gross income from the related property. Finally, Education Realty Trust may own up to 100% of the stock of one or more TRSs, which may provide non-customary services to its tenants without tainting the rents from the related properties.
     If a portion of the rent Education Realty Trust receives from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of Education Realty Trust’s gross income during the year and Education Realty Trust does not qualify for certain statutory relief requirements, Education Realty Trust would lose its REIT status. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the lessee; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying TRSs; or (3) Education Realty Trust furnishes non-customary services to the tenants of the property, or manages or operates the property, other than through a qualifying independent contractor or a TRS. In any of these circumstances, Education Realty Trust could lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income test.

     Prohibited Transaction. Any gain that Education Realty Trust realizes on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Education Realty Trust’s gain would include any gain realized by its qualified REIT subsidiaries and its share of any gain realized by any of the partnerships or limited liability companies in which Education Realty Trust owns an interest. This prohibited transaction income may also adversely affect Education Realty Trust’s ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Education Realty Trust intends to hold its properties for investment with a view to long-term appreciation and to engage in the business of acquiring, developing and owning its properties. Education Realty Trust does not intend to enter into any sales that are prohibited transactions. The Internal Revenue Service may contend, however, that one or more of these sales is subject to the 100% penalty tax.
     Foreclosure Property. Education Realty Trust will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law after actual or imminent default on a lease of the property or on indebtedness secured by the property (any such proceeding or agreement referred to as a “Repossession Action”). Property acquired by a Repossession Action will not be considered “foreclosure property” if (a) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (b) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.
     A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:
•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.
     Hedging Transactions. From time to time, Education Realty Trust or our Operating Partnership may enter into hedging transactions with respect to one or more of its assets or liabilities. Hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning on or after January 1, 2005, to the extent that Education Realty Trust or our Operating Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge its indebtedness incurred to acquire or carry “real estate assets” and such hedging transaction is clearly identified before the close of the day on which it was acquired, originated or entered into and satisfies other identification requirements any periodic income or gain from the disposition of such contract will not constitute gross income for purposes of the 95% gross income test and therefore will be exempt from this test. For such taxable years, income from any hedging transaction will, however, be nonqualifying income for purposes of the 75% gross income test. To the extent that Education Realty Trust or our Operating Partnership hedges with other types of financial instruments, or in other situations, it is not likely to be treated as qualifying income for purposes of the gross income tests. Education Realty Trust intends to structure any hedging transactions in a manner that does not jeopardize Education Realty Trust’s status as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.
     Failure to Satisfy Gross Income Tests. If Education Realty Trust fails to satisfy one or both of the gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it qualifies for relief under certain provisions of the Code. Those relief provisions generally will be available if:
•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, Education Realty Trust files a schedule with the Internal Revenue Service setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	the failure to meet such tests is due to reasonable cause and not due to willful neglect.
     Education Realty Trust cannot predict, however, whether in all circumstances it would qualify for the relief provisions. In addition, as discussed above in “—Taxation of EDR,” even if the relief provisions apply, Education Realty Trust would incur a 100% tax on the gross income attributable to the greater of the amounts by which it fails the 75% and 95% gross income tests, multiplied by a fraction intended to reflect its profitability.
Asset Tests
     To maintain its qualification as a REIT, Education Realty Trust also must satisfy the following asset tests at the close of each quarter of each taxable year. First, at least 75% of the value of its total assets, including assets held by its qualified REIT subsidiaries and its allocable shares of the assets held by the partnership and limited liability companies in which it owns an interest, must consist of:
•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following Education Realty Trust’s receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.
     Second, no more than 25% of the value of Education Realty Trust’s total assets may consist of the securities of TRSs and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.
     Third, of the investments included in the 25% asset class and except for certain investments in other REITs and Education Realty Trust’s qualified REIT subsidiaries and TRSs, the value of any one issuer’s securities may not exceed 5% of the value of Education Realty Trust’s total assets, and Education Realty Trust may not own more than

10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities having specified characteristics. Under recent legislation, certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of Education Realty Trust’s interest in the assets of a partnership or limited liability company in which it owns an interest will be based on Education Realty Trust’s proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
     Fourth, no more than 20% of the value of Education Realty Trust’s total assets may consist of the securities of one or more TRSs.
     Education Realty Trust may acquire securities of TRSs in the future in addition to any securities of TRSs already held by Education Realty Trust. So long as these subsidiaries qualify as TRSs, Education Realty Trust will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to its ownership of their securities. Education Realty Trust believes that the aggregate value of its TRSs will not exceed 20% of the value of its gross assets. With respect to each issuer in which Education Realty Trust currently owns an interest that does not qualify as a REIT, a qualified REIT subsidiary or a TRS, Education Realty Trust believes that its ownership of the securities of any such issuer has complied with the 5% value limitation, the 10% voting securities limitation and the 10% value limitation. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the Internal Revenue Service will not disagree with these determinations of value. Education Realty Trust also may make loans which must qualify under the “straight debt safe harbor” in order to satisfy the 10% value limitation described above.
     Education Realty Trust will monitor the status of its assets for purposes of the various asset tests and will manage its portfolio in order to comply at all times with such tests. If Education Realty Trust should fail to satisfy the asset tests at the end of a calendar quarter, it would not lose its REIT status if:
(1)	it satisfied the asset tests at the close of the preceding calendar quarter; and

(2)	the discrepancy between the value of its assets and the asset test requirements arose from changes in the market values of its assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.
     If Education Realty Trust did not satisfy the condition described in clause (2) of the preceding sentence, it still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
     In the event that, at the end of a calendar quarter in a taxable year beginning on or after January 1, 2005, Education Realty Trust violates the third asset test described above, it will not lose its REIT status if (i) the failure is de minimis (up to the lesser of 1% of its assets or $10 million) and (ii) it disposes of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure. In the event of a failure of any of the asset tests at the end of any calendar quarter in a taxable year beginning on or after January 1, 2005 (other than a de minimis failure of the third asset test as described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, Education Realty Trust will not lose its REIT status if it (i) disposes of assets or otherwise complies with the asset tests within six months after the last day of the quarter in which it identifies such failure, (ii) Education Realty Trust files a schedule with the Internal Revenue Service that identifies each asset that caused it to fail such test, and (iii) pays a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which it failed to satisfy the asset tests.
Distribution Requirements
     Each taxable year, Education Realty Trust must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to its stockholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of its “REIT taxable income” (computed without regard to the dividends paid deduction and its net capital gain or loss) and (2) 90% of its after-tax net income, if any, from foreclosure property; minus

•	the sum of particular items of non-cash income.
     Education Realty Trust must pay such distributions in the taxable year to which they relate, or in the following taxable year if it declares the distribution before it timely files its federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.
     Education Realty Trust will pay federal income tax on taxable income, including net capital gain, it does not distribute to stockholders. In addition, Education Realty Trust will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts it actually distributes if it distributes an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:
•	85% of its REIT ordinary income for the year,

•	95% of its REIT capital gain income for the year, and

•	any undistributed taxable income from prior periods.
     Education Realty Trust may elect to retain and pay income tax on the net long-term capital gain it receives in a taxable year. See “— Taxation of Taxable U.S. Stockholders.” If it so elects, it will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. Education Realty Trust intends to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.
     It is possible that, from time to time, Education Realty Trust may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, Education Realty Trust may not deduct recognized capital losses from its “REIT taxable income.” Further, it is possible that, from time to time, Education Realty Trust may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. As a result of the foregoing, Education Realty Trust may have less cash than is necessary to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common stock.
     Under certain circumstances, Education Realty Trust may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to its stockholders in a later year. Education Realty Trust may include such deficiency dividends in its deduction for dividends paid for the earlier year. Although Education Realty Trust may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.
Record Keeping Requirement
     Education Realty Trust must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis particular information from its stockholders designed to disclose the actual ownership of its outstanding stock. Education Realty Trust has complied, and Education Realty Trust intends to continue to comply, with such requirements.

Failure to Qualify
     If Education Realty Trust fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, it could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and it pays a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Requirements for Qualification — Gross Income Tests” and "— Asset Tests.”
     If Education Realty Trust failed to qualify as a REIT in any taxable year, and no relief provision applied, it would be subject to federal income tax and any applicable alternative minimum tax on its taxable income at regular corporate rates. In calculating its taxable income in a year in which it failed to qualify as a REIT, Education Realty Trust would not be able to deduct amounts paid out to stockholders. In fact, Education Realty Trust would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of its current and accumulated earnings and profits, all distributions to stockholders would be taxable as regular corporate dividends. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction. Unless it qualified for relief under specific statutory provisions, Education Realty Trust also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. Education Realty Trust cannot predict whether in all circumstances it would qualify for such statutory relief.
Taxation of Taxable U.S. Stockholders
     As used herein, the term “U.S. stockholder” means a holder of common stock that for U.S. federal income tax purposes is:
•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States; or

•	any trust with respect to which (1) a U.S. court is able to exercise primary supervision over the administration of such trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.
     If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds shares of Education Realty Trust’s common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of its common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of shares of Education Realty Trust’s common stock by the partnership.
     As long as Education Realty Trust qualifies as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of Education Realty Trust’s current or accumulated earnings and profits that Education Realty Trust does not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify for the 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations.

     Because Education Realty Trust is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its stockholders (see “— Taxation of EDR” above), its dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, its ordinary REIT dividends are taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to its ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as a TRS, and (ii) to the extent attributable to income upon which Education Realty Trust has paid corporate income tax (e.g., to the extent that Education Realty Trust distributes less than 100% of its taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold shares of its common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which shares of its common stock become ex-dividend. Although the scheduled tax rate changes do not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable treatment of regular corporate dividends could cause investors who are individuals to consider stock of other corporations that pay dividends to be more attractive relative to the stock of REITs.
     Distributions to a U.S. stockholder which Education Realty Trust designates as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. stockholder has held its shares of common stock. Education Realty Trust generally will designate its capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
     Education Realty Trust may elect to retain and pay income tax on the net long-term capital gain that Education Realty Trust receives in a taxable year. In that case, a U.S. stockholder would be taxed on its proportionate share of Education Realty Trust’s undistributed long-term capital gain. The U.S. stockholder would receive a credit or refund for its proportionate share of the tax Education Realty Trust paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of Education Realty Trust’s undistributed long-term capital gain, minus its share of the tax Education Realty Trust paid.
     A U.S. stockholder will not incur tax on a distribution in excess of Education Realty Trust’s current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock. Instead, such distribution will reduce the adjusted basis of such common stock but not below zero. A U.S. stockholder will recognize a distribution in excess of both Education Realty Trust’s current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in its common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder. In addition, if Education Realty Trust declares a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by Education Realty Trust and received by the U.S. stockholder on December 31 of such year, provided that Education Realty Trust actually pays the distribution during January of the following calendar year.
     Stockholders may not include in their individual income tax returns any net operating losses or capital losses of Education Realty Trust. Instead, such losses would be carried over by Education Realty Trust for potential offset against its future income generally. Taxable distributions from Education Realty Trust and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses” (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from Education Realty Trust and gain from the disposition of common stock generally will be treated as investment income for purposes of the investment interest limitations. Education Realty Trust will notify stockholders after the close of Education Realty Trust’s taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.
Taxation of U.S. Stockholders on the Disposition of the Capital Stock
     In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of the capital stock as long-term capital gain or loss if the U.S. stockholder has held the capital stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. stockholder must treat any loss upon a sale or exchange of capital stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and other distributions from Education Realty Trust that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the capital stock may be disallowed if the U.S. stockholder purchases other shares of capital stock within 30 days before or after the disposition.
Capital Gains and Losses
     The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35.0%. The maximum tax rate on long-term capital gain applicable to individual taxpayers through 2008 is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). Education Realty Trust generally may designate whether a distribution Education Realty Trust designates as capital gain dividends (and any retained capital gain that Education Realty Trust is deemed to distribute) is taxable to non-corporate stockholders at a 15% or 25% rate.
     The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.
Information Reporting Requirements and Backup Withholding
     Education Realty Trust will report to its stockholders and to the IRS the amount of distributions it pays during each calendar year, and the amount of tax it withholds, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide Education Realty Trust with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, Education Realty Trust may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to Education Realty Trust. See “—Taxation of Non-U.S. Stockholders.”
Taxation of Tax-Exempt Stockholders
     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that Education Realty Trust distributes to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of the capital stock with debt, a portion of the income that it receives from Education Realty Trust would constitute unrelated business taxable income pursuant to the “debt-financed property” rules.
     Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from Education Realty Trust as unrelated business taxable income.
     Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to some trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in Education Realty Trust’s charter, it does not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described in this paragraph should be inapplicable to its stockholders. However, because its stock will be publicly traded, Education Realty Trust cannot guarantee that this will always be the case.
Taxation of Non-U.S. Stockholders
     The preceding discussion does not address the rules governing federal income taxation of the ownership and disposition of our capital stock by persons that are non-U.S. stockholders. The term “non-U.S. stockholder” refers to stockholders who are not U.S. stockholders as described above under “—Taxation of Taxable U.S. Stockholders.” The rules governing U.S. federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. Non-U.S. stockholders should consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the ownership of our capital stock, including any reporting requirements.
     A non-U.S. stockholder that receives a distribution that is not attributable to gain from Education Realty Trust’s sale or exchange of United States real property interests, as defined below, and that Education Realty Trust does not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that it pays the distribution out of its current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. Education Realty Trust plans to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:
•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with our company; or

•	the non-U.S. stockholder files an IRS Form W-8ECI with Education Realty Trust claiming that the distribution is effectively connected income.
     A non-U.S. stockholder will not incur tax on a distribution in excess of Education Realty Trust’s current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its capital stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that capital stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both Education Realty Trust’s current and accumulated earnings and profits and the adjusted basis of its capital stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. Because Education Realty Trust generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, Education Realty Trust normally will withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that Education Realty Trust withholds if it later determines that a distribution in fact exceeded its current and accumulated earnings and profits.
     Education Realty Trust may be required to withhold 10% of any distribution that exceeds its current and accumulated earnings and profits. Consequently, although it intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, it will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For any year in which Education Realty Trust qualifies as a REIT, a non-U.S. stockholder will incur tax on distributions that are attributable to gain from its sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “U.S. real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consists of interests in real property. For taxable years beginning on and after January 1, 2005, capital gain distributions that are attributable to Education Realty Trust’s sale of real property are not subject to FIRPTA and, therefore, will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. stockholder did not own more than 5% of the class of Education Realty Trust’s stock on which the distributions are made during the one-year period ending on the date of the distribution. As a result, such non-U.S. stockholders generally are subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Education Realty Trust must withhold 35% of any distribution that it could designate as a capital gain dividend. A non-U.S. stockholder will receive a credit against its U.S. federal income tax liability for the amount Education Realty Trust withholds.
     A non-U.S. stockholder generally will not incur tax under FIRPTA on gains from the disposition of Education Realty Trust’s stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of Education Realty Trust’s stock. Education Realty Trust cannot assure you that that test will be met. However, a non-U.S. stockholder that owned, actually or constructively, 5% or less of a class of Education Realty Trust’s stock at all times during a specified testing period will not incur tax under FIRPTA on gain from the disposition of Education Realty Trust’s stock if that class of stock is “regularly traded” on an established securities market. Because Education Realty Trust’s common stock is regularly traded on an established securities market, a stockholder owning 5% or less of our common stock will not incur tax under FIRPTA on gain from the disposition of that stock. If the gain on the sale of the stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, and subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:
•	the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non- U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•	the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.
State and Local Taxes
     Education Realty Trust and/or you may be subject to state and local tax in various states and localities, including those states and localities in which Education Realty Trust or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.
Tax Aspects of the Company’s Investments in our Operating Partnership and Subsidiary Partnerships
     The following discussion summarizes certain federal income tax considerations applicable to its direct or indirect investments in our Operating Partnership and the Subsidiary Partnerships (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.
Classification as Partnerships
     Education Realty Trust is entitled to include in its income its distributive share of each Partnership’s income and to deduct its distributive share of each Partnership’s losses only if the Partnerships are classified for federal income tax purposes as partnerships rather than as corporations or associations taxable as corporations. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury Regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.
     Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Partnerships, will be respected for all periods prior to January 1, 1997 if:
•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.
     Each Partnership reasonably claimed partnership classification under the Treasury Regulations relating to entity classification in effect prior to January 1, 1997. In addition, the Partnerships intend to continue to be classified as partnerships for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.
     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).
     Treasury regulations (referred to as the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.
     If a Partnership is considered a publicly traded partnership under the PTP regulations because it is deemed to have more than 100 partners, such Partnership should not be treated as a corporation because it should be eligible for the 90% passive income exception. If, however, for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, Education Realty Trust would not be able to qualify as a REIT. See “Federal Income Tax Considerations— Requirements for Qualification — Gross Income Tests” and “ — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case Education Realty Trust might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners
Partners, Not the Partnerships, Subject to Federal Tax
     A partnership is not a taxable entity for federal income tax purposes. Rather, Education Realty Trust is required to take into account its allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with the taxable year of Education Realty Trust, without regard to whether Education Realty Trust has received or will receive any distribution from such Partnership.
Partnership Allocations
     Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.
Tax Allocations with Respect to Contributed Properties
     Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our Operating Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since our initial public offering. Education Realty Operating Partnership L.P.’s partnership agreement requires such allocations to be made in a manner consistent with the federal income tax laws governing partnership allocations.
     In general, the carryover basis of the facilities contributed by Education Realty Trust to our Operating Partnership will cause Education Realty Trust to be allocated lower depreciation and other deductions, and possibly amounts of taxable income, in the event of a sale of such a facility, in excess of the economic or book income allocated to it as a result of such sale. While this will tend to eliminate the book-tax differences over the life of the Partnership, the federal income tax laws governing partnership allocations do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Therefore, elimination of book-tax differences with respect to the facilities contributed by Education Realty Trust may cause Education Realty Trust to recognize taxable income in excess of its proportionate share of the cash proceeds, which might adversely affect Education Realty Trust’s ability to comply with the REIT distribution requirements. See “Federal Income Tax Considerations— Requirements for Qualification — Distribution Requirements.”
     Under the partnership agreement of our Operating Partnership, depreciation or amortization deductions of our Operating Partnership generally will be allocated among the partners in accordance with their respective interests in our Operating Partnership, except to the extent that our Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in Education Realty Trust receiving a disproportionate share of such deductions. In addition, gain on sale of a facility that has been contributed (in whole or in part) to our Operating Partnership will be specially allocated to the contributing partners to the extent of any “built-in” gain with respect to such facility for federal income tax purposes.

Basis in Partnership Interest
     Education Realty Trust’s adjusted tax basis in its partnership interest in our Operating Partnership generally is equal to (1) the amount of cash and the basis of any other property contributed to our Operating Partnership by Education Realty Trust, (2) increased by (A) its allocable share of our Operating Partnership’s income and (B) its allocable share of indebtedness of our Operating Partnership, and (3) reduced, but not below zero, by (A) Education Realty Trust’s allocable share of our Operating Partnership’s loss and (B) the amount of cash distributed to Education Realty Trust, and by constructive distributions resulting from a reduction in Education Realty Trust’s share of indebtedness of our Operating Partnership.
     If the allocation of Education Realty Trust’s distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of Education Realty Trust’s partnership interest in our Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce Education Realty Trust’s adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in Education Realty Trust’s share of the indebtedness of our Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce Education Realty Trust’s adjusted tax basis below zero, such distributions (including such constructive distributions) constitute taxable income to Education Realty Trust. Such distributions and constructive distributions normally will be characterized as capital gain, and, if Education Realty Trust’s partnership interest in our Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.
Sale of a Partnership’s Property
     Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the sale. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership or the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.
     Education Realty Trust’s share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon Education Realty Trust’s ability to satisfy the income tests for REIT status. See “— Requirements for Qualification — Gross Income Tests.” Education Realty Trust, however, does not presently intend to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of Education Realty Trust’s or such Partnership’s trade or business.
PLAN OF DISTRIBUTION
     We may sell the securities from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or on a delayed or continuous basis, in each case, through agents, underwriters or dealers, directly to one or more purchasers, through a combination of any of these methods of sale, or in any other manner, as provided in the applicable prospectus supplement. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan, including any underwriters, dealers, agents or direct purchasers and their compensation, in the applicable prospectus supplement.

     If we use underwriters for a sale of securities, the underwriters may offer and sell the securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or under delayed delivery contracts or other contractual commitments. We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities upon the terms and conditions set forth in any prospectus supplement. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.
     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them from us or from purchasers of the securities and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.
     Offers to purchase the securities may be solicited by agents designated by us from time to time. Any such agent involved in the offer or sale of the securities will be named, and any commissions payable by the company to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.
     If an underwriter or underwriters are utilized in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement, which will be used by the underwriters to resell the securities.
     If a dealer is utilized in the sale of the securities, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the prospectus supplement relating thereto.
     Offers to purchase the securities may be solicited directly by us and sales thereof may be made by us directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction prices, if utilized, will be described in the prospectus supplement relating thereto.
     Agents, underwriters and dealers may be entitled under agreements that may be entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, and any such agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
     If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date stated in the prospectus supplement. Such Contracts will be subject to only those conditions set forth in the prospectus supplement. Each Contract will be for an amount not less than, and the principal amount of securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such prospectus supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (i) the purchase by an institution of the securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) we shall have sold to such underwriters the total principal amount of the securities less the principal amount thereof covered by Contracts. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to Contracts accepted by us.

LEGAL MATTERS
     The validity of the securities offered pursuant to this prospectus or any prospectus supplement and certain other matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled “Federal Income Tax Considerations” is based on the opinion of Bass, Berry & Sims PLC, Memphis, Tennessee.
EXPERTS
     The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The combined statement of certain revenues and certain expenses of the Place Portfolio for the year ended December 31, 2005 incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K/A has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.
     The combined statements of revenues and certain expenses of the Murfreesboro properties incorporated by reference in this prospectus from our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 25, 2006, has been audited by Reznick Group, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.
     The combined statement of certain revenues and certain expenses of the Campus Lodge of Gainesville for the year ended December 31, 2004 incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. Our SEC filings are available to the public at the Internet website maintained by the SEC at http://www.sec.gov. We also make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as the definitive proxy statement and Section 16 reports on Forms 3, 4 and 5. Our Internet website address is www.educationrealty.com. The information located on, or connected to, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings that we make with the SEC.
     You may also inspect the information that we file with the NYSE at the offices of the NYSE located at 20 Broad Street, New York, New York 10005. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: Investor Relations Department, Education Realty Trust, Inc., 530 Oak Court Drive, Suite 300, Memphis, Tennessee 38117, (901) 259-2500.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the completion of this offering.

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006;

•	Current Report on Form 8-K filed on January 12, 2006 (except that the information included in Item 7.01 (including Exhibits 99.1 and 99.2 thereto) shall not be deemed incorporated by reference into this prospectus or any prospectus supplement);

•	Current Report on Form 8-K filed January 25, 2006;

•	Current Report on Form 8-K/A filed January 25, 2006;

•	Current Report on Form 8-K filed April 6, 2006;

•	Current Report on Form 8-K filed May 30, 2006;

•	Current Report on Form 8-K/A filed July 21, 2006; and

•	Registration Statement on Form 8-A filed on January 25, 2005 registering our common stock under Section 12(b) of the Exchange Act.
     You may request a copy of these filings, at no cost (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), by writing to us at the following address: Investor Relations Department, Suite 300, 530 Oak Court Drive, Memphis, TN 38117-3725 or calling us at (901) 259-2500.

3,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

May 11, 2007